Exhibit 10.1

April 25, 2007

STOCK PURCHASE AGREEMENT

BY AND AMONG

OVERSTOCK.COM, INC.

(Seller)

OTRAVEL.COM, INC.

(Company)

and

CASTLES TRAVEL, INC.

(Buyer)

April 25, 2007

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT		1
Article I Stock Purchase; Closing; Purchase Price		1
1.1.	Stock Purchase	1
1.2.	Determination of Purchase Price; Estimated Purchase Price	1
1.3.	Definitions.	2
1.4.	Determination of Final Purchase Price.	8
1.5.	The Closing	10
Article II Representations and Warranties of the Company and Seller		11
2.1.	Organization and Corporate Power	11
2.2.	Capitalization	12
2.3.	Subsidiaries; Investments	12
2.4.	Authorization; No Breach	12
2.5.	Governmental Authorization	13
2.6.	Financial Statements	13
2.7.	Absence of Undisclosed Liabilities	13
2.8.	Accounts Receivable; Inventory	14
2.9.	Product Warranty	14
2.10.	Absence of Certain Developments	14
2.11.	Assets	16
2.12.	Tax Matters	16
2.13.	Contracts and Commitments.	18
2.14.	Intellectual Property Rights.	20
2.15.	Litigation	22
2.16.	Brokerage	22
2.17.	Insurance	22
2.18.	Labor Matters	23
2.19.	Employee Benefits	23
2.20.	Compliance with Laws; Permits; Prohibited Payments	25
2.21.	Environmental and Safety Matters	25
2.22.	Affiliate Transactions	26
2.23.	Suppliers and Customers	26
2.24.	Real Property.	27
2.25.	Personal Property.	27
2.26.	Product Liability	28
2.27.	Bank Accounts	28
2.28.	Disclosure	28
Article III Representations and Warranties of Seller		28
3.1.	Power and Authority	28
3.2.	Authorization; No Breach	28
3.3.	Title to Shares	29

i

3.4.	Affiliate Transactions	29
3.5.	Brokerage	29
3.6.	Litigation, etc	29
Article IV Representations and Warranties of Buyer		30
4.1.	Organization, Power and Authority	30
4.2.	Authorization; No Breach	30
4.3.	Brokerage	30
4.4.	Litigation, etc	30
Article V Closing Deliveries		31
5.1.	Deliveries by the Company and Seller	31
5.2.	Deliveries by Buyer	32
Article VI Certain Covenants and Agreements		32
6.1.	Transfer Taxes	32
6.2.	Fees and Expenses	32
6.3.	Non-Solicitation and Non-Competition	33
6.4.	Seller Buy-Out Option.	34
6.5.	Further Assurances	34
6.6.	Merchant Credit Card Processing Account.	35
6.7.	Employee Benefits Matters	35
6.8.	Release of Company Employees.	35
Article VII Indemnification		36
7.1.	Survival of Representations and Warranties	36
7.2.	General Indemnification.	36
7.3.	Limitations on Indemnification	38
7.4.	Manner of Payment	38
7.5.	Determination of Loss	38
7.6.	Notice and Defense	38
7.7.	Waiver	39
7.8.	Purchase Price Adjustment	39
7.9.	Sole Remedy	39
Article VIII Post-Closing Covenants and Agreements		40
8.1.	Tax Matters	40
8.2.	OTravel Mark	41
Article IX Miscellaneous		41
9.1.	Press Release and Announcements	41
9.2.	Remedies	42
9.3.	Consent to Amendments; Waivers	42
9.4.	Successors and Assigns	42
9.5.	Severability	42
9.6.	Counterparts	43
9.7.	Descriptive Headings; Interpretation	43

9.8.	Entire Agreement	43
9.9.	No Third-Party Beneficiaries	43
9.10.	Schedules and Exhibits	43
9.11.	Governing Law	43
9.12.	Waiver of Jury Trial	43
9.13.	Jurisdiction	43
9.14.	Notices	44
9.15.	No Strict Construction	45
9.16.	Specific Performance	45

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	—	Form of Junior Seller Note
Exhibit B	—	Net Working Capital
Exhibit C	—	Form of Pledge Agreement
Exhibit D	—	Form of Senior Seller Note
Exhibit E	—	Opinions of the Company’s and Seller’s Counsel
Exhibit F		Form of Employment Agreement
Exhibit G	—	Form of Transition Services Agreement
Exhibit H	—	Form of License Agreement
Exhibit I	—	Form of Assignment Agreement

Schedules (and Relevant Section References)

Schedule 2.1	—	Qualifications
Schedule 2.3	—	Subsidiaries, Investments
Schedule 2.4	—	Consents
Schedule 2.6	—	Financial Statements
Schedule 2.7	—	Liabilities
Schedule 2.9(a)	—	Product Warranty
Schedule 2.9(b)	—	Product Recalls
Schedule 2.10	—	Developments
Schedule 2.11	—	Assets
Schedule 2.12	—	Taxes
Schedule 2.13	—	Contracts
Schedule 2.14	—	Intellectual Property
Schedule 2.15	—	Litigation
Schedule 2.17	—	Insurance
Schedule 2.18	—	Labor Matters
Schedule 2.19	—	Employee Benefits
Schedule 2.20(a)	—	Compliance
Schedule 2.20(b)	—	Permits
Schedule 2.21	—	Environmental
Schedule 2.22	—	Affiliate Transactions
Schedule 2.23	—	Suppliers and Customers
Schedule 2.24(b)	—	Leased Property and Landlord Consents
Schedule 2.25	—	Liens
Schedule 2.27	—	Bank Accounts
Schedule 0	—	Employment Agreements
Schedule 5.1(j)	—	Surviving Affiliate Transactions

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 25, 2007, is entered into by and among Overstock.com, Inc., a Delaware corporation (“Seller”), OTravel.com, Inc., a Utah corporation (the “Company”) and Castles Travel, Inc., a Delaware corporation (“Buyer”).  Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 1.3 below.

WHEREAS, as of the date hereof, there are 21,577 shares of Class A common stock of the Company issued and outstanding (the “Shares”), all of which are owned by the Seller.

WHEREAS, the parties to this Agreement desire that Buyer, or its assigns, shall purchase the Shares from the Seller in exchange for the Purchase Price.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

Article I
Stock Purchase; Closing; Purchase Price

1.1. Stock Purchase.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares free and clear of all Liens  and, in exchange, Buyer shall pay the Purchase Price to Seller as set forth herein.

1.2. Determination of Purchase Price; Estimated Purchase Price.

(a)   The “Purchase Price” shall be the Base Amount:

(i)            (x) if the Closing Net Working Capital exceeds $1,500,000, then increased by the amount of such excess, or (y) if the Closing Net Working Capital is less than $1,500,000, then decreased by the amount of such shortfall;

(ii)           decreased by an amount equal to the Closing Indebtedness, if any; and

(iii)          decreased by an amount equal to the Unpaid Seller Expenses, if any.

(b)   Not later than one business day and not more than five business days prior to the Closing Date, Seller shall prepare, in consultation with Buyer, and deliver to Buyer a preliminary statement setting forth, in reasonable detail, based upon the books and records of the Company, Seller’s reasonable good faith calculation of (i) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the estimated Unpaid Seller Expenses (the “Estimated Unpaid Seller Expenses”) and (iv) Seller’s estimate of the Purchase

Price (the “Estimated Purchase Price”) based upon such items, in all cases which must be reasonably acceptable to Buyer.

1.3.  Definitions.

For the purposes of this Agreement, the following terms have the meanings set forth below:

“338(h)(10) Election” has the meaning set forth in Section 8.1(a)(i).

“Adjustment Amount” has the meaning set forth in Section 1.4(e).

“Adjustment Statement” has the meaning set forth in Section 1.4(a).

“Accounting Firm” has the meaning set forth in Section 1.4(c).

“Actual Value” has the meaning set forth in Section 1.4(d).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or foreign law) for a period during which any Company was a member.

“Affiliate Transactions” has the meaning set forth in Section 3.4.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 8.1(a)(iii).

“Balance Sheet” means the Company’s unaudited consolidated balance sheet as of December 31, 2006.

“Base Amount” means $17,500,000.

“Bonus Pool” means the bonus pool described in Section 4.2 of the Prior Stock Purchase Agreement as such bonus pool has or may be amended.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Cash Amount” means the Estimated Purchase Price minus, (i) Junior Amount Seller Note Amount and (ii) the Senior Seller Note Amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Closing Indebtedness” means all Indebtedness of the Company as of immediately prior to the Closing.

“Closing Net Working Capital” means the Net Working Capital as of immediately prior to the Closing.

“COBRA” has the meaning set forth in Section 2.19.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Affiliate Transactions” has the meaning set forth in Section 2.22.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned, used or held for use by the Company and/or the Company’s Subsidiaries.

“Company Software” has the meaning set forth in Section 2.14(h).

“Company Systems” has the meaning set forth in Section 2.14(f).

“Consents” has the meaning set forth in Section 5.1(b).

“Employee Benefit Plan” has the meaning set forth in Section 2.19.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.19.

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.2.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2.

“Estimated Purchase Price” has the meaning set forth in Section 1.2.

“Estimated Unpaid Seller Expenses” has the meaning set forth in Section 1.2.

“Financial Statements” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“High Value” has the meaning set forth in Section 1.4(d).

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money of a Person, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security of a Person, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on the assets of a Person, (viii) any Liability (including increase in obligations) of a Person arising under any contract or arrangement to which such Person is party arising in whole or in part from the transactions contemplated by this Agreement, (ix) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA of a Person, (x) any obligations or liability, whether contingent or otherwise, owed by a Person to any other Person under any non-competition, consulting or similar arrangements,  and (xi) any change-of-control or similar payment or increased cost of a Person which is triggered in whole or in part by the transactions contemplated by this Agreement, together with, in each case for items (i) through (xi) foregoing, interest, fees, prepayment obligations, prepayment penalties or provisions requiring payment in excess of 100% of principal and accrued interest if paid on the Closing Date; provided that “Indebtedness” shall not include trade payables incurred by the Company or any of the Company’s Subsidiaries in the ordinary course of business but will include any indebtedness arising under the Bonus Pool.

“Indemnitee” has the meaning set forth in Section 7.6.

“Indemnitor” has the meaning set forth in Section 7.6.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable or reduced to practice), all improvements thereto as well as any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof, (ii) trademarks, service marks, certification marks, designs, trade dress, trade names, slogans, logos, Internet domain names, telephone numbers and corporate names together with all translations, adaptations, derivations, and ambinations thereof, and registrations, applications for registration and renewals thereof, together with all of the goodwill associated with (collectively “Marks”), (iii) works of authorship (whether or not copyrightable), copyrights, moral rights and registrations, applications for registration and renewals thereof, (iv) computer software, data, databases, websites, firmware, source code, executable code and documentation thereof, (v) trade secrets and other confidential information (including, ideas, formulas, recipes, compositions, research and development information, drawings, specifications, designs, molds, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vi) all other intellectual property and propriety rights, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRS” means the Internal Revenue Service.

“Junior Seller Note” means the Junior Seller Note set forth as Exhibit A hereto with an initial principal amount equal to the Junior Seller Note Amount.

“Junior Seller Note Amount” means $3,000,000.

“Known” or “Knowledge” means, with respect to any Person, actual knowledge of such Person.  As it relates to the Company or Seller, the term “Known” or “Knowledge” means the actual knowledge of Jonathan Cardella, James Moyle, Tom Raudorf, Alan Mao, Cindy Nuqui, Patrick Byrne, Jason Lindsey, David Chidester, Jonathan Johnson, Sarah Barnes, and Jeremy Griggs.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Property” has the meaning set forth in Section 2.24(b).

“Leases” has the meaning set forth in Section 2.24(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or  similar charge (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of the Company’s Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company or any of the Company’s Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, any encroachment, encumbrances or any other defect in title.

“Loss” or “Losses” have the meaning set forth in Section 7.2(a).

“Low Value” has the meaning set forth in Section 1.4(d)(i).

“Material Adverse Effect” means a material and adverse effect upon (i) the business, operations, prospects, assets, liabilities, financial condition, operating results or customer or supplier relations of the Company and/or the Company’s Subsidiaries (including as a result of industry and general economic changes) or (ii) the ability of the Company and/or the Company’s Subsidiaries or Seller to consummate the transactions contemplated hereby or perform their respective obligations hereunder.

“Material Contracts” has the meaning set forth in Section 2.13(b).

“Material Representations” has the meaning set forth in Section 7.1.

“Net Working Capital” means the current assets of the Company and the Company’s Subsidiaries as of immediately prior to the Closing that are included in the line item categories of current assets specifically identified on Exhibit B, including cash and cash equivalents, less the current liabilities of the Company and the Company’s  Subsidiaries as of immediately prior to the Closing, in each case, without duplication of the Company, on a consolidated basis, as of such date, as determined in accordance with GAAP without giving effect to the transactions contemplated by this Agreement.

“Notice of Disagreement” has the meaning set forth in Section 1.4(a).

“O Marks” has the meaning set forth in Section 8.2.

“O Travel Mark” has the meaning set forth in Section 8.2.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s books with respect thereto, and (ii) with respect to Leased Property only, (a) taxes which are a lien and not yet due and payable, (b) zoning, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Property which are not violated by the current use and operation of the Leased Property and (c) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Property which do not materially impair (x) the value or marketability of the parcel of Leased Property to which they pertain or (y) the occupancy or use of the Leased Property by the Company and or the Company’s Subsidiaries for the purposes for which it is currently used in connection with the business of the Company’s or any of the Company’s Subsidiaries business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pledge Agreement” means the Pledge Agreement between the Buyer and the Seller in substantially the form attached as Exhibit C hereto.

“Pre-Closing Taxes” means Taxes of the Company and the Company’s Subsidiaries or for which the Company or the Company’s Subsidiaries may become liable with respect to a Tax period ending on or before the Closing Date including, without duplication, Taxes arising as a result of the 338(h)(10) Election and, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the Taxes allocable to the portion of such period ending on the Closing Date based on a deemed closing of the books in the case of income, profits, sales, employment and other Taxes readily apportionable between periods and, in the case of all other Taxes, in proportion to the number of days in the Tax period that arose on and before the Closing Date.

“Prior Stock Purchase Agreement” has the meaning set forth in Section 5.1(f).

“Proceeding” has the meaning set forth in Section 7.6.

“Real Property” has the meaning set forth in Section 2.24(b).

“Restricted Business” has the meaning set forth in Section 6.3(a).

“Restricted Period” has the meaning set forth in Section 6.3(a).

“Schedules” has the meaning assigned to it in the preamble to Article II.

“Seller Expenses” means all fees, commissions, costs and expenses (including, without limitation, fees, commissions, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives, advisors and consultants and appraisal fees, costs and expenses and including, without limitation any change in control payments, bonuses or other compensation and all related payroll taxes in connection therewith incurred by the Company or any of the Company’s Subsidiaries on its own behalf or on behalf of Seller or its Affiliates in connection with, related to or arising from the negotiation, execution and preparation of this Agreement, the performance of its obligations and covenants hereunder and thereunder, and the consummation of the transactions contemplated hereby.

“Seller” has the meaning set forth in the preamble.

“Seller Notes” means Junior Seller Note and the Senior Seller Note.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Senior Seller Note” means the Seller Note in substantially the form attached as Exhibit D hereto with an initial principal amount equal to the Senior Seller Note Amount.

“Senior Seller Note Amount” means $3,000,000.

“Shares” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Purchase Price” has the meaning set forth in Section 8.1(a)(iii).

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules (including Schedule K-1) attached thereto and including any amendment thereof.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unpaid Seller Expenses” means liabilities of the Company or of the Company’s Subsidiaries for Seller Expenses to the extent not satisfied prior to the Closing Date.

1.4. Determination of Final Purchase Price.

(a)   Within 120 days following the Closing Date, Buyer shall prepare, or cause the Company to prepare, and deliver to Seller a statement setting forth (i) Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Unpaid Seller Expenses and (iv) the Purchase Price (the

“Adjustment Statement”).  During the 30 days immediately following Buyer’s delivery of the Adjustment Statement, Seller and its advisors shall have full reasonable access to the working papers and books and records relating to the Adjustment Statement; provided, that any such access or furnishing of such information shall be conducted at Seller’s expense, during normal business hours under the reasonable supervision of the Company’s agents and in such a manner as not to interfere in any material respect with the normal operations of the Company; and provided, further, that Seller shall treat all such information as confidential and waives any right to use such information for any purpose other than in connection with the transactions contemplated by this Agreement and to execute and deliver such customary waivers, limitations of liability and indemnification and agreements as are requested by the Company to provide access to such work papers and records.  The Adjustment Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Seller unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted (and an alternative amount for each such disputed item) and (y) shall include a proposed calculation by Seller of the Closing Net Working Capital, Closing Indebtedness, Unpaid Seller Expenses and Purchase Price.

(b)   If a timely Notice of Disagreement is received by Buyer, then the Adjustment Statement shall become final and binding upon the parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm pursuant to Section 1.4(d).  During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall consult in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement.  During such consultation period, Buyer shall have full access to the working papers, books and records of Seller prepared in connection with Seller’s preparation of the Notice of Disagreement; provided, that any such access shall be conducted at Buyer’s expense, during normal business hours under the reasonable supervision of Seller’s agents and in such a manner as not to interfere in any material respect with the normal operations of Seller; and provided, further, that Buyer shall treat all such information as confidential and waives any right to use such information for any purpose other than in connection with the transactions contemplated by this Agreement and to execute and deliver to Seller’s accountants such customary waivers, limitations of liability and indemnification and agreements as are requested by such parties or their advisors to provide access to such work papers and records.

(c)   At the end of such 30-day consultation period, if Buyer and Seller have not resolved their disputes, Buyer and Seller shall submit any and all matters which remain in dispute to an independent auditing firm of national recognition mutually selected by Buyer and Seller or if they fail to agree on such a firm, then to KPMG, LLP (the “Accounting Firm”).  The Accounting Firm shall work to resolve such dispute promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Accounting Firm.  Any item not specifically referred to the Accounting Firm for evaluation shall be deemed final and binding on the parties.  The Accounting Firm shall finalize the Closing Net Working Capital, Closing Indebtedness, Unpaid Seller Expenses and the Purchase Price by selecting with respect to each item in dispute an amount between or equal to Buyer’s position as set forth in the Adjustment

Statement or Seller’s position as set forth in the Notice of Disagreement.  The Accounting Firm shall act as an arbitrator to determine the Closing Net Working Capital, Closing Indebtedness, Unpaid Seller Expenses and the Purchase Price, based solely on presentations by Buyer and Seller (and not by independent review).  The determination of the Closing Net Working Capital, Closing Indebtedness, Unpaid Seller Expenses and the Purchase Price by the Accounting Firm shall be binding on the parties.

(d)   In the event Buyer and Seller submit any matters to the Accounting Firm for resolution as provided in Section 1.4(c) above, Buyer and Seller will share responsibility for the fees and expenses of the Accounting Firm as follows:

(i)            if the Accounting Firm resolves all of the remaining objections in favor of Buyer’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then Seller will be responsible for all of the fees and expenses of the Accounting Firm;

(ii)           if the Accounting Firm resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “High Value”), then the Company will be responsible for all of the fees and expenses of the Accounting Firm; and

(iii)          if the Accounting Firm neither resolves all of the remaining objections in favor of Buyer’s position nor resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then Seller will be responsible for that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Company will be responsible for the remainder of the fees and expenses of the Accounting Firm.

(e)   for purposes of this Agreement, the “Adjustment Amount” shall equal (i) the Purchase Price (as finally determined pursuant to this Section 1.4) minus (ii) the Estimated Purchase Price.

(f)    If the Adjustment Amount is a positive amount, the Company will make a payment by wire transfer or delivery of other immediately available funds in the amount equal to such positive amount to Seller within 10 days of the final determination of the Purchase Price pursuant to this Section 1.4.  If the Adjustment Amount is a negative amount, Seller will make a payment by wire transfer or delivery of other immediately available funds in the amount of such negative amount to Buyer within 10 days of the final determination of the Purchase Price pursuant to this Section 1.4.

1.5. The Closing.

(a)   Time and Place of Closing.  Subject to the satisfaction or waiver of each of the conditions set forth herein the consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022, on the date hereof, or such other date as may be agreed upon by the parties. The date and time of the Closing are referred to as the “Closing Date”.

(b)   Deliveries and Proceedings at the Closing.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article V below:

(i)            Deliveries by Seller to Buyer.  Seller shall deliver to Buyer certificate(s) representing the Shares duly endorsed in blank or accompanied by stock powers or other proper instrument of assignment endorsed in blank in proper form for transfer.

(ii)           Deliveries by Buyer to Seller.  Buyer (or its assigns) shall (A) deliver the Seller Notes and the Pledge Agreement to Seller, and (B) pay the Cash Amount to Seller, by wire transfer of immediately available funds to one or more accounts as designated by Seller, such account or accounts to be designated by written notice to Buyer not less than two business days prior to the Closing Date.

(iii)          Other Deliveries.  The closing certificates, opinion of counsel and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing shall be delivered.

Article II
Representations and Warranties of the Company and Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and Seller, jointly and severally, represent and warrant to Buyer as set forth in this Article II, except as otherwise set forth in written disclosure schedules (the “Schedules”) delivered to Buyer prior to the execution hereof, a copy of which is attached hereto.  The Schedules are numbered to correspond to the various sections of this Article II setting forth certain exceptions to the representations and warranties contained in this Article II and certain other information called for by this Agreement.  No disclosure of a particular matter made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) or unless a reasonable person reading the disclosure on one Schedule would clearly be expected to recognize that the facts disclosed therein would constitute a responsive disclosure to such other Schedule.  The disclosure of information in a Schedule hereto shall not be construed as an admission that the matter so disclosed is material or is required to be disclosed in response to the referenced representation or warranty.

2.1. Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is licensed or qualified to conduct its business as it is presently being conducted and is in good standing in every jurisdiction where the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each jurisdiction in which the Company is qualified to do business is set forth on Schedule 2.1.  The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.  The copies of the Company’s charter documents and bylaws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct.  The minute books of the Company (containing the records of meetings of the stockholders, the Company’s board of directors and any committees of the Company’s board of directors) are true, complete and correct.  The stock certificate books and the stock record books, if any, of the Company are true, complete and correct.

2.2. Capitalization.  The authorized capital stock of the Company consists of 50,000 shares of Class A common stock, no par value, 21,577 shares of which are issued and outstanding and are held beneficially and of record by Seller free and clear of any Liens and 50,000 shares of Class B common stock, no par value, of which none are issued and outstanding.  Upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of payment therefore, valid title to the Shares will pass to Buyer, free and clear of any Liens.  As of the Closing and immediately thereafter, the Shares shall constitute all of the issued and outstanding shares of the Company’s capital stock, will be duly authorized, validly issued and non-assessable and will have been issued free and clear of any preemptive or similar rights.  The Company has no outstanding (i) stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock, or (ii) any stock appreciation rights or phantom stock or similar plans or rights.  There are no (i) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.

2.3. Subsidiaries; Investments.  Schedule 2.3 sets forth each of the Company’s Subsidiaries and each jurisdiction in which such Subsidiaries are qualified to do business.  Neither the Company nor any of the Company’s Subsidiaries owns or holds the right to acquire any stock, membership interest, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Each of the Company’s Subsidiaries is either wholly owned by the Company or a Subsidiary of the Company as indicated in Schedule 2.3.  Each of the Company’s Subsidiaries identified in Schedule 2.3 is qualified to conduct business and is in good standing or is active, as the case may be, under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

2.4. Authorization; No Breach.

(a)   The Company’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized by the Company.  Assuming that Buyer has duly authorized, executed and delivered this Agreement and all other agreements and instruments contemplated hereby to which it is a party, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(b)   Except as set forth on Schedule 2.4, the execution and delivery by the Company of this Agreement and all other agreements and instruments contemplated hereby to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Company’s capital stock or assets, including without limitation, the Shares, pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the articles of incorporation or bylaws or similar organizational documents of the Company or any of the Company’s Subsidiaries, (B) any Law to which the Company is subject, or any order, judgment or decree or (C) any agreement or instrument to which the Company is subject, except in the case of subclause (B) and (C) above, for any conflict, breach, default, creation, modification, termination, acceleration, violation or requirement that would not be material in any respect.

2.5. Governmental Authorization.  The execution, delivery and performance by the Company and Seller of this Agreement and the consummation by Company and Seller of the transactions contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any Government Entity other than (a)  compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or (b) state securities or “blue sky” laws.

2.6. Financial Statements.  Attached hereto as Schedule 2.6 are (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and Company’s Subsidiaries for each of the fiscal years ended December 31, 2006 and for the period starting July 1, 2005 and ending December 31, 2005, and (b) an unaudited consolidated balance sheet and related statements of income and cash flow for the Company and Company’s Subsidiaries for the three month  period ended as of March 31, 2007 (collectively, the “Financial Statements”).  The Financial Statements (including, if applicable, the notes thereto, if any) have been prepared from, and are in accordance with, the books and records of the Company (which are correct and complete in all material respects), and fairly present the financial condition as of the dates thereof, operating results and cash flows for the periods of the Company then ended.  None of the Financial Statements have been prepared in accordance with GAAP.  However, each of the Financial Statements have been prepared in a method consistently applied throughout the periods covered thereby in accordance with past custom and practice of the Company (subject to normally-recurring adjustments).

2.7. Absence of Undisclosed Liabilities.  Except as set forth on Schedule 2.7, neither the Company nor any of the Company’s Subsidiaries have any material obligation or Liability, other than (i) Liabilities set forth on the liabilities side of the Balance Sheet (rather than any notes thereto), or (ii) Liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental Liability or clean-up obligation and none of which is material either individually or in the aggregate).

2.8. Accounts Receivable; Inventory.  All notes and accounts receivable reflected on the Balance Sheet are valid notes and accounts receivables (subject only to ordinary set-offs and counterclaims, in the ordinary course, such as credit card charge-backs, but none of which either individual or the aggregate will result in a Material Adverse Effect) have been prepared from, and are in accordance with, the books and records of the Company and arose solely out of bona fide sales and delivery of goods and performance of services.

2.9. Product Warranty.  All products sold or delivered by the Company or any of the Company’s Subsidiaries have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of the Company’s Subsidiaries has any Liability (and has not received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such Liability) for replacement thereof or other damages in connection therewith, other than replacements or damages in the ordinary course of business consistent with past custom and practice.  No products sold or delivered by the Company or any of the Company’s Subsidiaries and no services rendered by the Company or any of the Company’s Subsidiaries are subject to any guarantee, warranty or other indemnity beyond the applicable industry standard terms and conditions of such sale or service.

2.10. Absence of Certain Developments.  Since March 31, 2006, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.  Except as expressly contemplated by this Agreement and as set forth on Schedule 2.10, since March 31, 2006, the Company and the Company’s Subsidiaries have conducted business only in the ordinary course consistent with past custom and practice, and the Company nor the Company’s Subsidiaries have:

(a)   authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b)   incurred any Indebtedness not disclosed in the Financial Statements, other than Indebtedness in the ordinary course of business not exceeding $50,000;

(c)   discharged or satisfied any Lien or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past custom and practice;

(d)   declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(e)   mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Permitted Liens;

(f)    sold, assigned, transferred, leased, licensed or permitted the loss, lapse or abandonment of, or failed to take steps to maintain, enforce and protect any of its assets (including any Company Intellectual Property Rights), except in the ordinary course of business consistent with past custom and practice, provided that no such representation is made with respect to the “O Travel” Mark;

(g)   made or granted any bonus or any wage or salary increase to any employee or group of employees (other than bonuses and wage increases in the ordinary course of business consistent with past custom and practice) or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(h)   made capital expenditures or commitments therefore in excess of $50,000 individually, or $100,000 in the aggregate;

(i)    made any loans or advances (other than for ordinary course business travel and other ordinary course business expenses) to, guarantees for the benefit of, or any Investments in, any Persons or formed any Subsidiary;

(j)    suffered any damage, destruction or casualty loss exceeding $10,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(k)   made any change in its cash management practices or in any method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or out of the ordinary course of business consistent with past custom and practice;

(l)    other than compensation, employee benefits, employee bonuses and rent paid in the ordinary course of business, consistent with past custom and practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any of its officers, directors, shareholders or other Affiliates;

(m)  amended its charter, bylaws or other organizational documents;

(n)   taken any action or omitted to take any action which act or omission would reasonably be expected to have a Material Adverse Effect;

(o)   been involved in any labor dispute, other than routine non-material grievances, or any activity or proceeding by a labor union or representative thereof to organize any of its employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(p)   entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or Liabilities in connection therewith;

(q)   entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(r)    cancelled or waived (i) any right material to the operation of its business or (ii) any debts or claims against any of its Affiliates;

(s)   accelerated, terminated, modified or cancelled any agreement, contract, lease or license involving more than $50,000;

(t)    delayed, postponed or canceled the payment of accounts payable or any other Liability;

(u)   agreed, whether orally or in writing, to do any of the foregoing.

2.11         Assets.  The Company has good and valid title to, or a valid leasehold interest in, the properties and assets, tangible or intangible, shown on the Balance Sheet or acquired thereafter, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business since December 31, 2006 and (b) Permitted Liens.  The Company owns or possesses all right, title or interest in, has a valid leasehold interest in, or has a valid license to use, all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business and the business of any of the Company’s Subsidiaries as presently conducted and as proposed to be conducted.

2.12.        Tax Matters

(a)   Except as set forth on Schedule 2.12:

(i)            the Company and each of the Company’s Subsidiaries has filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations;

(ii)           the Company and each of the Company’s Subsidiaries has paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

(iii)          neither the Company, any of the Company’s Subsidiaries, nor any Affiliated Group of which the Company or any of the Company’s Subsidiaries is a member, has waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed and neither the Company, any of the Company’s Subsidiaries, nor any Affiliated Group of which the Company or any of the Company’s Subsidiaries is a member, has consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Tax authority;

(iv)          the unpaid Taxes of the Company and the Company’s Subsidiaries (A) did not, as of the date of the Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

(v)           no foreign, federal, state or local tax audits or assessments or administrative or judicial proceedings are pending or being conducted with respect to the Company, any of the Company’s Subsidiaries, or any Affiliated Group of which the Company or any of the Company’s Subsidiaries is a member;

(vi)          there are no unresolved questions or claims concerning the Tax Liability  of the Company, any of the Company’s Subsidiaries, or any Affiliated Group of which the Company or any of the Company’s Subsidiaries is a member; there are no Liens on any of the assets of the Company, of any of the Company’s Subsidiaries, or of any Affiliated Group of which the Company or any of the Company’s Subsidiaries is a member, that arose in connection with any failure (or alleged failure) to pay any Tax;

(vii)         no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of the Company’s Subsidiaries do not file Tax Returns that the Company or any of the Company’s Subsidiaries is or may be subject to Taxes assessed by such jurisdiction;

(viii)        neither the Company nor any of the Company’s Subsidiaries is or has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return other than the Affiliated Group of which Seller is the parent;

(ix)           neither the Company nor any of the Company’s Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement;

(x)            except as may be caused by this Agreement or the transactions contemplated hereby or as disclosed in the Financial Statements, neither the Company nor any of the Company’s Subsidiaries shall be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (iv) as a result of any prepaid amount received on or prior to the Closing Date (other than amounts prepaid in the ordinary course of business consistent with past custom and practice), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date;

(xi)           neither the Company nor any of the Company’s Subsidiaries has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that can reasonably be anticipated to increase the amount of Tax imposed on the Company or any of the Company’s Subsidiaries after the Closing Date; and

(b)   Neither the Company nor any of the Company’s Subsidiaries,

(i)            has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(ii)           is liable for the Taxes of another Person (A) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, or (C) by contract or indemnity or similar arrangement;

(iii)          has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code;

(c)   Neither the Company nor any of the Company’s Subsidiaries has distributed the stock of another Person, or it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(d)   Neither the Company nor any of the Company’s Subsidiaries has engaged in any listed or reportable transaction within the meaning of Sections 6011 and 6012 of the Code.

2.13.        Contracts and Commitments.

(a)   Except as expressly contemplated by this Agreement or as set forth on Schedule 2.13, neither the Company nor any of the Company’s Subsidiaries is a party to or bound by (whether written or oral) any:

(i)            pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii)           collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii)          management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (i) providing annual cash or other compensation in excess of $50,000, (ii) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (iii) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(iv)          contract or agreement involving any Government Entity;

(v)           agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any letter of credit arrangements, or any guarantee therefore;

(vi)          lease or agreement under which the Company or any of the Company’s Subsidiaries is (x) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 or (y) lessor of or permits any third party to hold or operate any property owned or controlled by the Company or any of the Company’s Subsidiaries;

(vii)         contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by the Company or any of the Company’s Subsidiaries, as applicable, upon 30 days’ or less notice without penalty or involving more than $50,000;

(viii)        agreements relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures and minority equity investments;

(ix)           license, royalty, indemnification or other agreement with respect to any (Intellectual Property Rights other than mass-marketed software with a replacement cost and/or annual license fee of less than $25,000);

(x)            agent, sales representative, sales or distribution agreement;

(xi)           power of attorney or other similar agreement or grant of agency;

(xii)          contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including, without limitation, any nondisclosure or confidentiality agreements;

(xiii)         agreement under which it has granted any Person any registration rights;

(xiv)        agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; or

(xv)         agreement which is material to its operations and business or involves a consideration in excess of $50,000 annually, whether or not in the ordinary course of business.

(b)   All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 2.13 (collectively, the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.  Each of the Material Contracts shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby.  Neither the Company nor any of the Company’s Subsidiaries is in default under or in breach of, or in receipt of any claim of default or breach under, any Material Contract.  No event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or any of the Company’s Subsidiaries under any Material Contract; and none of the Company nor Seller has any Knowledge of any existing or threatened breach or cancellation by the other parties to any Material Contract to which the Company or any of the Company’s Subsidiaries is a party.  Each Material Contract will continue to be in full force and effect on identical terms following the Closing.

(c)   Buyer has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto (all of which amendments, waivers or other changes thereto are described on Schedule 2.13), and true and accurate description of the terms and conditions of each oral Material Contract.

2.14.        Intellectual Property Rights.

(a)   Schedule 2.14(a) contains a true, complete and correct list of all (i) patented and registered Intellectual Property Rights (including Internet domain names) owned, used or held for use by the Company or any of the Company’s Subsidiaries,  (ii) pending patent applications and applications for registration of other Intellectual Property Rights  owned by or filed by or on behalf of the Company and/or any of the Company’s Subsidiaries, (iii)  computer software owned or used by the Company and/or any of the Company’s Subsidiaries (other than mass-marketed software with a replacement cost and/or annual license fee of less than $25,000), (iv) trade or corporate names used by the Company and/or any of the Company’s Subsidiaries, (v) material unregistered Marks owned or used by the Company and/or any of the Company’s Subsidiaries, indicating the owner of such item along with the expiration and renewal dates for each of the foregoing, if applicable.

(b)   Except as set forth on Schedule 2.14(b), the Company and/or the Company’s Subsidiaries own all right, title and interest in and to, or has the right to use pursuant to a valid, enforceable and written license set forth on Schedule 2.13, free and clear of all Liens, all of the Company Intellectual Property Rights necessary for or used in the operation of the business of the Company and the Company’s Subsidiaries.  The Company Intellectual Property Rights are valid, enforceable and subsisting, and none of the Company Intellectual Property Rights have been misused.  No loss, other than by expiration of patents at the end of their respective statutory terms, of any of the Company Intellectual Property Rights is threatened or pending.

(c)   Except as set forth on Schedule 2.14(c), there are no claims (including office actions or oppositions or cancellation actions) against the Company and/or any of the Company’s Subsidiaries that were either made since July 1, 2005, or are presently pending asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property Rights or challenging ownership or use thereof and to the Knowledge of Seller, there is no reasonable basis for the same.  Neither the Company nor any of the Company’s Subsidiaries has infringed, misappropriated or otherwise conflicted with, and the operation of the business of the Company as currently conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of other Persons and neither the Company nor any of the Company’s Subsidiaries has received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any other Person).  To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights.

(d)   The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company in and to the Company Intellectual Property Rights, and the Company Systems, and all of the Company Intellectual Property Rights shall be owned or available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property Rights and the Company Systems immediately prior to the Closing.  The Company Intellectual Rights and the Company Systems are not subject to any outstanding consent, settlement, decree, order, injunctions, judgment or ruling restricting the use thereof.

(e)   The computer software, firmware, hardware, networks, interfaces, and related systems (collectively, the “Company Systems”) that are owned, used or relied on by the Company or any of the Company’s Subsidiaries in the conduct of its business are sufficient for the immediate and anticipated future needs of such business, including as to capacity and ability to process peak volumes in a timely manner.  In the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of any Company Systems which has caused any substantial disruption, interruption, failure, breakdown or outage  in or to the use of such Computer Systems by the Company or any of the Company’s Subsidiaries.  Except as set forth in Schedule 2.14(e), all Computer Systems, other than software, used in the business of the Company are owned and operated by and are under the control of the Company or the Company’s Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company.

(f)    The Company and each of the Company’s Subsidiaries takes all necessary or commercially reasonable measures and follows practices common in the industry to protect, maintain and enforce the Company Intellectual Property Rights, including (i) the secrecy, confidentiality and value of its trade secrets and other confidential information, and (ii) requiring each current and former employee and independent contractor of the Company or any of the Company’s Subsidiaries to enter into agreements pursuant to which he or she agrees to protect the confidential information and trade secrets of the Company and the Company’s Subsidiaries and assign to the Company or one of the Company’s Subsidiaries all Intellectual Property Rights created in the course of his or her engagement with the Company or the Company’s Subsidiaries.

(g)   The software included in the Company Intellectual Property Rights (the “Company Software”) is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that could (i) require, or condition the use or distribution of such software, on the disclosure, licensing, or distribution of any source code for any portion of such software, or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company or the Company’s Subsidiaries to use, license or distribute any Company Software.

(h)   (i) No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee of Company or a Company Subsidiary, (ii) neither Company nor any Company Subsidiary has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other person who is not, as of the date of this Agreement, an employee of the Company or a Company Subsidiary, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any Person who is not, as of the date of this Agreement, an employee of Company or a Company Subsidiary.

(i)    The Company and the Company’s Subsidiaries are in compliance with all applicable data protection or privacy laws governing the collection or use of personal information, including obtaining from current or prospective customers express consent to use, store, display, distribute, and transfer from any place in the world to any other place in the world, electronically or otherwise, such personal information, and have not received any notice of any alleged failure to comply with the foregoing.  The Company and its Subsidiaries are in compliance with any privacy policies or related policies, programs or other notices that concern the Company’s or any Subsidiary’s collection or use of personal information.

2.15.        Litigation.  Except as set forth on Schedule 2.15, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of Seller, threatened against the Company or any of the Company’s Subsidiaries, or pending or threatened by the Company or any of the Company’s Subsidiaries against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any of the Company’s Subsidiaries is subject to any governmental investigations or inquiries.  Neither the Company nor any of the Company’s Subsidiaries is subject to any judgment, order or decree of any Government Entity.

2.16.        Brokerage.  Except as set forth on Schedule 2.16, other than East Peak Advisors, whose fees and expenses will be paid by Seller, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company or any of the Company’s Subsidiaries is a party or to which the Company or any of the Company’s Subsidiaries is subject for which the Company or any of the Company’s Subsidiaries (after the Closing) or Buyer could become obligated.

2.17.        Insurance.  Schedule 2.17 contains a description of each material insurance policy maintained by the Company or any of the Company’s Subsidiaries  with respect to its properties, assets and business, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefore.  The scope and amount of each of these insurance policies are, and have been since December 31, 2005, customary and reasonable for the business in which the Company is and has been engaged.  Neither the Company nor any of the Company’s Subsidiaries is in default with respect to its obligations under any material insurance policy maintained by it, and neither the Company nor any of the Company’s Subsidiaries has ever been denied insurance coverage.  Neither the Company nor any of the

Company’s Subsidiaries has any self-insurance or co-insurance program.  All material insurance policies shall continue to be in full force and effect immediately after the Closing.

2.18.        Labor Matters.  Schedule 2.18 contains a true, complete and correct list as of March 31, 2007 of (i) the employees employed by the Company or any of the Company’s Subsidiaries having an annual compensation in calendar year 2006 of $40,000 or more, (ii) the rate of all current compensation payable by the Company or any of the Company’s Subsidiaries to each such employee, including, without limitation, any bonus, contingent or deferred compensation, and (iii) the directors of the Company and the Company’s Subsidiaries.  Except as set forth on Schedule 2.18, no executive or key employee of the Company or any of the Company’s Subsidiaries and no group of employees of the Company has informed the Company or any of the Company’s Subsidiaries (whether orally or in writing) of any plan to terminate employment with the Company or any of the Company’s Subsidiaries.  Neither the Company nor any of the Company’s Subsidiaries have (a) experienced any material labor relations problems (including any additional union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other similar Laws in jurisdictions where the Company or any of the Company’s Subsidiaries carry on business, (c) during the past five years, suffered any labor strike, lockout, work stoppage or other material labor dispute and, (d) to the Knowledge of Seller, experienced any union organization campaign in progress with respect to any of the employees.  Neither the Company nor any of the Company’s Subsidiaries has engaged in any employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff statute, rule or regulation.

2.19.        Employee Benefits.

(a)   Schedule 2.19 sets forth a complete and correct list of  each “employee benefit  plan” (as such term is defined in Section 3(3) of ERISA) and  each other benefit plan, program, agreement or arrangement (i) maintained, sponsored or contributed or required to be contributed to by the Company or any of the Company’s Subsidiaries, (ii) in which the Company or any of the Company’s Subsidiaries participates, or (iii) with respect to which the Company or any of the Company’s Subsidiaries has any  Liability (each an “Employee Benefit Plan” and collectively, “Employee Benefit Plans”).

(b)   The Company has delivered to Buyer complete and correct copies of the plan documents, summary plan descriptions, IRS determination letters, annual reports (Form 5500, with all applicable attachments), and all other material  documentation pursuant to which each Employee Benefit Plan is maintained, funded and administered.

(c)   Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been  maintained, funded and administered in accordance with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable  Laws.  The Company, each of the Company’s Subsidiaries and  any Person that at any relevant time is or was  treated as a single employer with the Company or any of the Company’s Subsidiaries  under Section 414 of the Code (each, an “ERISA Affiliate”) have complied with the requirements of Part 6 of  Subtitle B of Title I of ERISA, Section 4980B of the

Code and any similar state  Law (“COBRA”).  Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan.

(d)   With respect to each Employee Benefit Plan, all contributions or payments (including, without limitation, all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Closing Date that are not yet due shall have been made, paid or properly accrued.

(e)   None of the Company, any of the Company’s Subsidiaries  or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any  Liability under or with respect to  (i)  any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302  or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code or, (v) any benefit plan, program, agreement or arrangement that provides for post-retirement or post-termination  health or life insurance or other welfare-type benefits.

(f)    With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any  Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no action, proceeding, hearing, audit, investigation, suit, or claim (other than routine claims for benefits) is pending or threatened, and, to the Knowledge of Seller, no facts would give rise to or could reasonably be expected to give rise to any such action, proceeding, hearing, audit, investigation, suit, or claim.

(g)   Each Employee Benefit Plan (or any other agreement, program, policy or arrangement by or to which the Company or any of the Company’s Subsidiaries is a party, is bound or is otherwise liable) that constitutes a nonqualified deferred compensation plan for purposes of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and all applicable guidance from the  IRS.

(h)   Neither the Company nor any of the Company’s Subsidiaries has any Liability (including, without limitation, Liability under Title IV of ERISA or COBRA) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) by reason of being treated as a single employer under Section 414 of the Code with any Person other than the Company or a Subsidiary of the Company.

(i)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle any current or former employee,

officer, director or contractor to any payment, or accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or contractor.

2.20.        Compliance with Laws; Permits; Prohibited Payments.

(a)   Except as set forth on Schedule 2.20(a), since July 1, 2005 the Company and each of the Company’s Subsidiaries has complied in all material respects with all applicable Laws relating to the operation of its business.  Except as set forth on Schedule 2.20(a), no written notices have been received by and no claims have been filed against the Company or any of the Company’s Subsidiaries alleging a violation of any such Laws.

(b)   The Company and each of the Company’s Subsidiaries holds all permits, licenses, certificates, accreditation and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties, and Schedule 2.20(b) sets forth a list of all of such permits, licenses, certificates, accreditations and other authorizations.  No notices have been received by the Company alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Entity.  The Company and each of the Company’s Subsidiaries is in compliance with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds, other than any non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as disclosed on Schedule 2.20(b), all of such permits, licenses, accreditations and authorizations will be available for use by the Company and each of the Company’s Subsidiaries immediately after the Closing.

(c)   Neither the Company or any of the Company’s Subsidiaries has directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company or any of the Company’s Subsidiaries for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company.

2.21.        Environmental and Safety Matters.  Except as set forth on Schedule 2.21:

(a)   The Company and each of the Company’s Subsidiaries have since July 1, 2005 complied with and is currently in compliance with all applicable Environmental and Safety Requirements.  Neither the Company or any of the Company’s Subsidiaries has received any oral or written notice, report or information since July 1, 2005 regarding any violations of or any Liabilities or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company, any of the Company’s Subsidiaries, or any of its properties or facilities that has not been resolved.  Each of the Company’s and all of the Company’s Subsidiaries has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business.

(b)   To the Knowledge of Seller, none of the following exists at any property or facility currently owned, occupied or operated by the Company or any of the Company’s Subsidiaries:

(i)            underground storage tanks;

(ii)           asbestos-containing materials in any form or condition;

(iii)          materials or equipment containing polychlorinated biphenyls; or

(iv)          landfills, surface impoundments or other disposal areas.

(c)   Neither the Company nor any of the Company’s Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed persons to or released any pollutant, contaminant or other substance (including any hazardous substance), noise or odor,  or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any pollutant, contaminant or hazardous substance) in a manner that has given or will give rise to any Liabilities, including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental and Safety Requirements.

(d)   Neither the Company nor any of the Company’s Subsidiaries has, either expressly or by operation of law, assumed or undertaken any Liability or corrective or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(e)   The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the Company, the Company’s Subsidiaries or the Company’s predecessors or Affiliates.

2.22.        Affiliate Transactions.  Except as set forth on Schedule 2.22, no employee, officer, director, shareholder (including Seller) or Affiliate of the Company, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of the Company’s Subsidiaries or has any interest in any property used by the Company or any of the Company’s Subsidiaries (collectively, the “Company Affiliate Transactions”), other than agreements containing nondisclosure and noncompetition and other similar types of agreements in the ordinary course between employees of the Company and the Company, the substantive forms of which are set attached to Schedule 2.22 (the “Scheduled Non Compete Agreements”).

2.23.        Suppliers and Customers.  Schedule 2.23 truly, completely and correctly sets forth a list of the top thirty customers and suppliers of the Company by dollar volume of sales and purchases, respectively, for the fiscal year ended December 31, 2006, for the three - month period ended on March 31,2007 and for the time period of July 1, 2005 through December 31,

2005..  Since December 31, 2006, neither the Company nor any of the Company’s Subsidiaries has received (i) any notice from any supplier to the effect that any supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of the Company’s Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (ii) any notice from any customer of the Company or any of the Company’s Subsidiaries to the effect that any customer will stop, or materially decrease the rate of, buying products of the Company or any of the Company’s Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.24.        Real Property.

(a)   The Company does not own any real property.

(b)   Schedule 2.24(b) is a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the “Leases”) for real property (the “Leased Property” under which the Company or any of the Company’s Subsidiaries is the “tenant,” “subtenant” or other lessee party.  Either the Company or the Company’s Subsidiaries has a good, legal and valid leasehold interest in and to all of the Leased Property, subject to no Liens except for Permitted Liens.  The Leases are in full force and effect and are enforceable in accordance with their respective terms.  There exists no default or condition which, with the giving of notice, the passage of time or both, could constitute a default or permit a termination, modification or acceleration of rent under any Lease.  The Company has previously delivered to Buyer true, complete and correct copies of all the Leases.  Except as described on Schedule 2.24(b), no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)   The Leased Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company.  Other than the Company and the Company’s Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Leased Property.  The Leased Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the conduct of the business of the Company and the Company’s Subsidiaries.  The Leased Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations.  All permits, licenses and other approvals necessary to the current occupancy and use of the Leased Property have been obtained, are in full force and effect and have not been violated.  There is no pending or, to the Knowledge of Seller, any threatened condemnation proceeding, lawsuit or administrative action affecting any portion of the Leased Property.

2.25.        Personal Property.

(a)   The Company has good title to all personal property of any kind or nature which the Company purports to own, free and clear of all Liens, except for (i)  Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (ii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in the past customary practice for sums not yet due; (iii) Liens incurred or deposits made in the past customary practice in connection with worker’s compensation, unemployment insurance and other types of social security; and (v) other Permitted Liens.  The Company or a Subsidiary of the Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Company or such Subsidiary as now used, possessed and controlled by the Company.

(b)   All machinery, equipment and other tangible assets currently being used by the Company or the Company’s Subsidiaries which are owned or leased by the Company or the Company’s Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

2.26.        Product Liability.  To the Knowledge of Seller, neither the Company nor any of the Company’s Subsidiaries have any Liability (and to the Knowledge of Seller, there is no basis for any present or future action, suit, proceeding, order, investigation or claim against the Company or any of the Company’s Subsidiaries giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by the Company or any of the Company’s Subsidiaries.

2.27.        Bank Accounts.  Schedule 2.27 hereto sets forth with regard to each bank account, safety deposit box and lock box of the Company and each of the Company’s Subsidiaries, the name of the institution where such account is maintained, the account number, a list of the authorized signatories and its purpose.  Other than the accounts listed on Schedule 2.27 hereto, neither the Company nor any of the Company’s Subsidiaries maintains any accounts, lockboxes or safe deposit boxes at any bank, trust company, savings institution, brokerage firm or other financial institution.

2.28.        Disclosure.  The representations and warranties contained in this Article II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

Article III
Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

3.1.          Power and Authority.  Seller possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

3.2.          Authorization; No Breach.

(a)   The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Seller is a party or by which Seller is bound have been duly authorized by Seller. Assuming that Buyer has duly authorized, executed and delivered this Agreement and all other agreements contemplated hereby to which it is a party, this Agreement and all other agreements contemplated hereby to which Seller is a party, when executed and delivered by Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, , except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

(b)   The execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby to which Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party that has not been obtained or Government Entity pursuant to, (A) the organizational documents of Seller, (B) any Law to which Seller is subject or (C) any material agreement, instrument, order, judgment or decree to which Seller is subject.

3.3.          Title to Shares.  As of immediately prior to the Closing, all of the Shares will be owned of record and beneficially by Seller, and Seller will have good and valid title to the Shares, free and clear of all Liens.  Seller shall sell to Buyer good and valid title to the Shares free and clear of all Liens.

3.4.          Affiliate Transactions  Except as set forth on Schedule 3.4, no employee, officer, director, shareholder or Affiliate of Seller, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of the Company’s Subsidiaries or has any interest in any property used by the Company or any of the Company’s Subsidiaries (together with the Company Affiliate Transactions, the “Affiliate Transactions”), provided however, that some of the stockholders of the Sellers may have entered into Scheduled Non Compete Agreements with the Company.

3.5.          Brokerage.  Except as set forth on Schedule 2.16, other than East Peak Advisors, whose fees and expenses will be paid by Seller, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which Seller is subject for which Company or any of the Company’s Subsidiaries or Buyer could become obligated.

3.6.          Litigation, etc.  There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or threatened against or affecting Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Article IV
Representations and Warranties of Buyer

As a material inducement to Company and Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Company and Seller as follows:

4.1.  Organization, Power and Authority.  Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.  Buyer possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

4.2.  Authorization; No Breach

(a)   The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. Assuming that Seller have duly authorized, executed and delivered this Agreement and all other agreements contemplated hereby to which Seller is a party, this Agreement and all other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, , except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

(b)   The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any material agreement, instrument, order, judgment or decree to which Buyer is subject.

4.3.  Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on arrangement or agreement to which Buyer is a party or to which Buyer is subject for which Seller could become liable or obligated.

4.4.  Litigation, etc.  There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the knowledge of Buyer, threatened against or affecting Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

Article V
Closing Deliveries

5.1.  Deliveries by the Company and Seller.  At the Closing, in addition to the items specified in Section 1.5(b)(i), the Company and Seller shall deliver to Buyer the following:

(a)   Opinions of the Company and Seller’s Counsel.  An opinion from Bracewell & Giuliani, counsel for the Seller, and an opinion from Parsons Behle & Latimer, counsel for the Company with respect to the matters set forth in Exhibit E, which shall be addressed to Buyer, dated as of the Closing Date and permit reliance thereon by any future lender to the Buyer.

(b)   Consents and Approvals.  All permits, authorizations, consents and approvals required to be obtained by the Company and Seller to consummate the transactions contemplated by this Agreement (the “Consents”) as set forth on Schedule 2.4.

(c)   Employment Agreements.  An employment agreement with each of the employees set forth on Schedule 5.1(c), substantially in the form and substance as Exhibit F (the “Employment Agreements).

(d)   Transition Services Agreement.  A transition services agreement between the Seller, the Company and the Buyer substantially in the form and substance as Exhibit G (“Transition Services Agreement”).

(e)   License Agreement.  A license agreement between the Seller and the Company substantially in the form and substance as Exhibit H (“License Agreement”).

(f)    Prior Stock Purchase Agreement.  An assignment agreement assigning the rights and benefits of the Seller pursuant to (i) the Stock Purchase Agreement between Seller and the Company dated as of  June 24, 2005 (the “Prior Stock Purchase Agreement”), and (ii) each of the indemnity agreements between Seller and the Founders (as defined in the Prior Stock Purchase Agreement) of the Company listed on Schedule 5.1(f), substantially in the form and substance as Exhibit I (“Assignment Agreement”).

(g)   Pledge Agreement.  An executed copy of the Pledge Agreement.

(h)   Bonus Pool.  Buyer shall have received evidence that all earnings, earn outs, employee bonus payoff and any similar arrangements, under the Prior Stock Purchase Agreement, including, without limitation, the Bonus Pool, shall have been terminated without any potential liability of Buyer, the Company or any of the Company’s Subsidiaries.

(i)    UCC-3’s; Payoff Letters.  Fully executed UCC-3 termination statements and other terminations, pay-offs and/or releases, or, at Buyer’ option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on the properties of the Company and each of the Company’s Subsidiaries and evidence of the complete satisfaction in full of all outstanding Indebtedness of the Company and each of the Company’s Subsidiaries (other than with respect to capitalized leases for equipment used in the ordinary course of business).

(j)    Termination of Affiliate Transactions.  Buyer shall have received evidence satisfactory to Buyer of the termination and an appropriate release of all Affiliate Transactions other than those set forth on Schedule 5.1(j).

(k)   Closing Documents.  All of the following documents:

(i)            physical possession of all books and records, licenses and permits, policies, contracts, plans or other instruments of the Company and each of the Company’s Subsidiaries that are in the possession of the Company or Seller; provided that all such materials other than the certificate(s) representing the Shares (which shall be delivered to Buyer at the Closing) shall be deemed delivered to Buyer if they are present at the Company’s corporate office;

(ii)           good standing certificates of the Company and each of the Company’s Subsidiaries from the state of its formation and each state where it is qualified to conduct business, dated within fifteen (15) days prior to the Closing Date;

(iii)          a copy of the Company’s and each of the Company’s Subsidiaries formation documentation certified by the Secretary of the state of its formation or equivalent governmental officer; and

(iv)          such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

5.2.  Deliveries by Buyer.  At the Closing, in addition to the items specified in Section 1.5(b)(ii), Buyer shall deliver to Seller the Transition Services Agreement.

Article VI
Certain Covenants and Agreements

6.1.  Transfer Taxes.  All transfer, documentary, sales, use, registration and other such taxes and the related fees (including any penalties, interests and additions to Taxes) incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller.  The parties shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws.  Buyer shall cooperate with Seller to minimize, to the extent permitted by law, the amount of any sales taxes, transfer taxes or similar taxes and fees imposed with respect to the transactions contemplated by this Agreement, including by utilizing any applicable sales tax exemptions for occasional sales.

6.2.  Fees and Expenses.  Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.  Seller shall pay at Closing (i) all costs and expenses incurred by Seller, the Company or any of the Company’s Subsidiaries in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby and (ii) any claims for brokerage commissions, finders’ fees or similar compensation incurred by Seller in connection with the transactions contemplated by this Agreement.

6.3.  Non-Solicitation and Non-Competition.

(a)   Seller hereby covenants and agrees that on and after the Closing until the fifth anniversary of the Closing Date (the “Restricted Period”), Seller and its Affiliates (including any company or other entity controlled by or under common control with Seller (whether currently existing or hereafter acquired or formed)) shall not, directly or indirectly, engage (whether as principal, agent, partner, shareholder, or otherwise, whether alone or in association with any other person, corporation or other entity) in any transaction or other activity involving the business of the Company or any of the Company’s Subsidiaries as currently conducted, including, without limitation, the business of marketing, selling and brokering vacation rentals and/or, vacation packages to or for resorts (the “Restricted Business”).

(b)   Seller hereby covenants and agrees that during the Restricted Period, Seller and its Affiliates (including any company or other entity controlled by or under common control with Seller (whether currently existing or hereafter acquired or formed)) shall not operate or otherwise include (or cause or permit to be included) a tab, pixel tag, web bug or other device or area on any of its websites that measures, accumulates or otherwise collects information or data from users of the website with respect to travel or travel-related services (including services with respect to the Restricted Business), either for its own purposes or for sale to a third party (this proviso to be known as the “Restricted Proviso”)

(c)   Notwithstanding Section 6.3(a) and Section 6.3(b) above, Seller may run standard banner advertising of advertisers in the travel industry on its websites.

(d)           Seller hereby covenants and agrees that during the Restricted Period, Seller and its Affiliates (including, without limitation, any company or other entity controlled by or under common control with Seller (whether currently existing or hereafter acquired or formed)) shall not, directly or indirectly, (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or of any of the Company’s Subsidiaries to leave the employ of the Company or any of its Affiliates for any reason whatsoever, (ii) hire or employ any employee of the Company or of any of the Company’s Subsidiaries, (iii) without the prior written consent of Buyer, employ any employee of the Company or of any of the Company’s Subsidiaries within one year of such Company employee leaving the employment of the Company or any of the Company’s Subsidiaries, or (iv) solicit or induce, or attempt to solicit or induce, any customer of the Company or of any of the Company’s Subsidiaries to purchase any goods or products with respect to the Restricted Business, or otherwise impede or interfere in any way with any customer, supplier or other business relationship of any of the Company, Buyer or any of the Company’s Subsidiaries or any of their respective affiliates; provided however that Seller will be deemed not to have violated this clause merely as a result of publishing a solicitation of general circulation.

(e)           Seller acknowledges that the covenants contained in Sections 6.3(a), 6.3(b) and 6.3(d) hereof are of a special, unique, unusual and extraordinary character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law, and that, in the event there is a breach thereof by Seller or any of its Affiliates, Buyer will suffer irreparable harm, the amount of which will be impossible to ascertain.  Accordingly, Buyer, shall be entitled, if either so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Seller or any of its Affiliates from committing any act in breach of any covenant contained in Sections 6.3(a), 6.3(b) or 6.3(d) of this Agreement.  If Buyer is obliged to resort to the courts for the enforcement of any of the covenants contained in this Section 6.3, each such covenant shall be extended for a period of time equal to the period of such breach, if any, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant.

(f)            Notwithstanding Sections 6.3(a) or 6.3(b) hereof, nothing contained herein shall prohibit Seller or any of its Affiliates from owning not in excess of 2% in the aggregate of the capital stock of any corporation engaged in the Restricted Business if such stock is publicly traded on any national or regional stock exchange , including the NASDAQ Global Market and the Nasdaq Global Select Market.

(g)           If, at the time of enforcement of this Section 6.3, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(h)           Notwithstanding anything else in this Section 6.3, the Restricted Period shall terminate if all of Seller’s issued and outstanding common stock (which is currently traded on NASDAQ) is acquired by a person in a manner that results in Seller ceasing to be a publicly traded company.

6.4.  Seller Buy-Out Option.  Notwithstanding anything contained in Section 6.3(b) or Section 8.2, Seller may elect to terminate the obligations set forth in Section 6.3(b) and Section 8.2 at an earlier date by making a one-time payment of any of the amounts (“Use Payments”) to the Buyer as described in this Section 6.4.  If the Seller makes a Use Payment to the Buyer of $3,000,000 anytime after the second anniversary of the date hereof, $2,000,000 anytime after the third anniversary of the date hereof, or $1,000,000 anytime after the fourth anniversary of the date hereof all obligations/restrictions set forth in Section 6.3(b) and Section 8.2 shall automatically terminate.  Seller may make a Use Payment by way of set-off against the amounts owing to the Seller pursuant to the Junior Seller Note by delivery of written notice of such set-off to Buyer and as described in the Junior Seller Note.  For purposes of the Junior Seller Note any such set-off payment will be treated as if such payment were made at the date thereof and any interest amount that would have been due and payable shall remain payable pursuant to the terms of such Junior Seller Note.

6.5.  Further Assurances.  Each party will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any other party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby and will act in a good faith, reasonable manner with respect to such additional actions

6.6.  Merchant Credit Card Processing Account.  Seller hereby acknowledges that after the Closing the Company will work to establish its own merchant credit card processing account (a “Company MCCP Account”).  Seller agrees that if in connection therewith, it would be useful for the Buyer to provide a first priority pledge of the Shares to the provider of such Company MCCP Account, then Seller will (i) permit such first priority pledge of the Shares, (ii) amend the Pledge Agreement to the extent necessary for Buyer to put in place such first priority pledge of the Shares (with the understanding that the Pledge Agreement will remain in place as a second priority pledge of the Shares) and (iii) take such other actions as may be reasonably necessary for Buyer to put in place such first priority pledge of the Shares (including, without limitation, the delivery of the stock certificate(s) that represent the Shares to the provider of such Company MCCP Account).    Moreover, should there be any cost or fee associated with Seller granting a first priority pledge for a Company MCCP Account, including, but not limited to any fee by Wells Fargo with respect to the granting of such a pledge, Seller and Company shall equally share such cost.

6.7.  Employee Benefits Matters.  Except as set forth on Schedule 6.7, the Seller shall assume, retain and be solely responsible for all Liabilities relating to or at any time arising under or in connection with any Employee Benefit Plan or any other “employee benefit plan” (as defined in Section 3(3) of ERISA) or other benefit plan, program, agreement or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by the Seller, the Company, any of the Company’s Subsidiaries, or any ERISA Affiliate, or with respect to which the Seller, the Company, any of the Company’s Subsidiaries, or any ERISA Affiliate has or could have any Liability.  The Seller hereby agrees that any current or former employee of the Company or any of the Company’s Subsidiaries who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under the Seller’s long-term disability plan unless and until such individual is no longer disabled.  Effective as of the Closing the Seller shall take all actions as may be necessary to fully vest all employees of the Company or any of the Company’s Subsidiaries in their account balances under the Seller’s 401(k) plan and shall make any matching or profit sharing contributions to the Seller’s 401(k) plan on behalf of such employees that would have been made irrespective of any end-of-year service requirements otherwise applicable to such contributions, prorated for the portion of the plan year ending on the Closing Date

6.8.  Release of Company Employees..  Seller hereby agrees and acknowledges that any employment by the Company or any of the Company’s Subsidiaries or Affiliates after Closing of employees who are employed by the Company, Company’s Subsidiaries or Affiliates immediately prior to Closing (or who have been employed by the Company, Company’s Subsidiaries or Affiliates within the two (2) months preceding the Closing) will not be a breach of any of Seller’s rights under any Scheduled Non Compete Agreement or similar agreement that such employee has entered into, and Seller hereby releases any and all claims that Seller may have against either the employee or the Company, the Company’s Subsidiaries or Affiliates for a breach of such agreement with respect to that employee’s employment with the Company, or any of the Company’s Subsidiaries or Affiliates after the date hereof.

Article VII
Indemnification

7.1.  Survival of Representations and Warranties.  The representations and warranties in this Agreement shall survive the Closing for a period of two years following the Closing Date, except that the representations and warranties set forth in Sections 2.1 (Organization and Corporate Power), 2.2 (Capitalization), 2.3 (Subsidiaries; Investments), 2.7 (Absence of Undisclosed Liabilities), 2.12 (Tax Matters), 2.19 (Employee Benefits), 2.22 (Affiliate Transactions), 3.1 (Power and Authority), 3.3 (Title to Shares), 3.4 (Affiliate Transactions), 3.5 (Brokerage), and 4.1 (Organization, Power and Authority) (collectively the “Material Representations”) shall survive until 90 days after the end of the applicable statute of limitations; provided, that any representation or warranty in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the specific inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  The representations and warranties in this Agreement or in any writing delivered by any party hereto to another party in connection herewith shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the Knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

7.2.  General Indemnification.

(a)   Indemnification Obligations of Seller.  Subject to the limitations contained in this Article VII, after the Closing, Seller shall indemnify Buyer, the Company and their respective Affiliates, shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage, Tax or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and after deducting all insurance proceeds in connection with any of the foregoing) (collectively, “Losses”, and each a “Loss”), which any such Buyer Indemnified Party suffers, sustains or becomes subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any facts or circumstances which constitute a breach of any representation or warranty of the Company or Seller under this Agreement, or in any of the certificates or other instruments or agreements furnished by the Company or Seller pursuant to this Agreement; provided, that for purposes of this Article VII, the qualifications as to materiality and Material Adverse Effect (but not Knowledge) contained in such representations and warranties shall not be given effect;

(ii)           any nonfulfillment or breach of any covenant, agreement or other provision by the Company (prior to the Closing) or Seller under this Agreement;

(iii)          any nonfulfillment or breach of any covenant, agreement or other provision by the Seller under Section 8.1(a) of this Agreement resulting in any inability of the Buyer to deduct, depreciate, amortize or otherwise make use of the step up in asset basis that would have arisen as a result of a Code Section 338(h)(10) election (any Losses arising as a result of such nonfulfillment or breach to be calculated using the highest marginal Federal, State and local tax rates); provided, however, that Seller shall have no obligations under this Section 7.2(a)(iii) if Buyer does not reasonably cooperate with Seller to timely make joint elections pursuant to Section 8.1(a)(i) or if Buyer files a joint election in violation of Section 8.1(a)(iii).

(iv)          to the extent the following items are not included in the final determination of the  Purchase Price (as determined pursuant to Section 1.4): (A)  any Closing Indebtedness, (B) any Unpaid Seller Expenses, (C) any Pre-Closing Taxes, (D) any liabilities arising from any earnings, earn outs, employee bonus payoff and any similar arrangements, under the Prior Stock Purchase Agreement, including, without limitation, the Bonus Pool, and (E) ,other than (i) those liabilities specifically set forth on Schedule 7.2(a)(iv), and (ii) those liabilities which arise after the Closing Date pursuant to the continuation of the Material Contracts in the ordinary course of business solely with respect to the operation of the Company’s and the Company’s Subsidiaries’ business after the Closing, any and all liabilities of Company or of any of the Company’s Subsidiaries based upon, arising out of, relating to or otherwise in connection with any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date (whether asserted prior to, on or after the Closing Date).  For the avoidance of doubt, except as provided in the preceding clause (ii), the Seller indemnifies Buyer, the Company and the other Buyer Indemnified Parties for all liabilities and obligations that are not listed on Schedule 7.2(a)(iv) but are listed on any other Schedule hereto.

If and to the extent any provision of this Section 7.2 is unenforceable for any reason, Seller hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable Laws.  Notwithstanding anything contained herein, in no event shall the Company be required to provide indemnification or contribution for any obligation of Seller under this Section 7.2; provided, that this sentence shall not apply as to any proceeds a director or officer would be entitled to pursuant to and under the Company’s director and officers insurance.

(b)   Indemnification Obligations of Buyer.  After the Closing, Buyer shall indemnify Seller and its Affiliates (other than the Company) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any facts or circumstances which constitute a breach of any representation or warranty of Buyer under this Agreement or in any of the certificates or other instruments or documents furnished by Buyer pursuant to this Agreement; provided, that for purposes of this Article VIII, the qualifications as to materiality and Material Adverse Effect (but not Knowledge) contained in such representations and warranties shall not be given effect; or

(ii)           any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement.

If and to the extent any provision of this Section 7.2 is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable Laws.

7.3.  Limitations on Indemnification.  Notwithstanding the foregoing, neither of Seller nor Buyer shall be required to indemnify Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in respect of any Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, solely as a result of any facts or circumstances which constitute a breach of any representation or warranty listed in Article II, Article III or Article IV unless the aggregate of all Losses (other than Losses arising out of a breach of any Material Representation or Sections 2.12 (Tax Matters) and 2.15 (Litigation)) suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds an amount equal to $100,000, in which case, all Losses in excess of such amount shall be recoverable pursuant to this Article VII.

7.4.  Manner of Payment.  Any indemnification payments shall be made together with interest accruing thereon from the date written notice of the indemnification claim is made to the date of payment at the Applicable Rate.

7.5.  Determination of Loss.  For all purposes of this Article VII, “Loss” shall be net of any insurance or other recoveries actually paid to the party making a claim under this Article VII or its Affiliates in connection with the facts giving rise to the right of indemnification.

7.6.  Notice and Defense.  Any Person making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify.  Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that prior to the Indemnitor assuming control of such defense, Indemnitor shall (x) first demonstrate to the Indemnitee in writing the Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to such Proceeding, and (y) agree in writing to be fully responsible for all Losses relating to such Proceeding; and provided further, that:

(a)   the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel (x) that are incurred prior to the date the Indemnitor effectively assumes control of such defense or (y) retained because a conflict of interest exists between the Indemnitor and the Indemnitee, each of which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(b)   the Indemnitee shall be entitled to assume control of such defense and Indemnitor shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or otherwise involves any Government Entity (provided, that in such event (x) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (y) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Indemnitee reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) a conflict of interest exists between the Indemnitor and the Indemnitee, except that the fees and expenses of such counsel shall be borne by the Indemnitor; or (E) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(c)   if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

7.7.  Waiver.  Seller agrees that Seller shall not make any claim for indemnification hereunder against the Company or any of the Company’s Subsidiaries by reason of the fact that Seller or one or more of its officers was a shareholder, director, officer, employee or agent of the Company or one of the Company’s Subsidiaries or was serving at the request of the Company or one of the Company’s Subsidiaries as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of Buyer Indemnified Parties against Seller or any claim against Seller in connection with this Agreement and Seller acknowledges and agrees that Seller shall have no claims or right to contribution or indemnity from the Company or any of the Company’s Subsidiaries with respect to any amounts paid by Seller pursuant to this Section 7.2; provided, that this waiver shall not apply as to any proceeds such director or officer would be entitled to pursuant to and under the Company’s director and officer insurance.

7.8.  Purchase Price Adjustment.  All indemnification payments under this Article VII shall be deemed adjustments to the Purchase Price.

7.9.  Sole Remedy.  Indemnification hereunder shall be the sole remedy for breach of any representation, warranty or covenant under this Agreement, other than any claim of fraud or intentional misrepresentation.

Article VIII
Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

8.1.  Tax Matters.

(a)   Section 338(h)(10) Election.

(i)            Within 60 days of the Closing the Seller will deliver a duly executed IRS Form 8023 authorizing a Code Section 338(h)(10) election with respect to the Company and each of the Company’s Subsidiaries to the Buyer.

(ii)           At the request of Buyer, Buyer and Seller shall timely make joint elections (collectively the “338(h)(10) Election”) with respect to the purchase of the Shares (and any resulting deemed purchase of the shares of any Company Subsidiary) under (A) Section 338(h)(10) of the Code and (B) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where the Company or any of the Company’s Subsidiaries currently files income Tax Returns.

(iii)          Buyer and Seller agree that, except as Buyer and Seller may otherwise agree in writing or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law, for United States federal income Tax purposes, the amount of the adjusted deemed sale price (as determined pursuant to Treasury Regulations §1.338-4) for the assets of the Company and the assets of any Company Subsidiary for which a 338(h)(10) Election is made (collectively the “Tax Purchase Price”) deemed acquired pursuant to a 338(h)(10) election shall be allocated in accordance with Treasury Regulations §§1.338-6 and 1.338-7.  Except as Buyer and Seller may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code, the allocation required pursuant to the immediately preceding sentence shall be binding on Seller and Buyer for all Tax reporting purposes.  The allocation of the Tax Purchase Price pursuant this Section 8.1(a), as it may be modified by any agreement of Buyer and Seller or any final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law, is referred to herein as the “Allocation.”  Buyer may not file any 338(h)(10) Election that does not reflect the Allocation, provided that if Buyer and Seller have not agreed on the Allocation by September 15, 2007 that all open issues with respect to the Allocation shall be referred to the Accounting Firm whose determination shall be final.

(b)   Tax Returns; Cooperation on Tax Matters.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant hereto and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.  Such cooperation shall also include notification of the other party of any audit or other issues, (including tax allocations and return positions) that may affect the Tax treatment of an Item for a year relevant to that other party.  Where such audit or other issues, if sustained, could reasonably be expected to result in liability of Seller under Article VII or other provisions of this Agreement, or adversely affect the Tax position of the other party, Seller and Buyer shall jointly control and participate in such audit and any related litigation or other proceeding, and no settlement will be agreed upon with any taxing authority nor tax election or return position taken without the consent of such other party, which consent shall not be unreasonably withheld.  The Company and Seller agree (i) to retain all books and records with respect to the Tax matters pertinent to the Company or the Company’s Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

8.2.  OTravel Mark  Buyer acknowledges that all right, title and interest in and to (i) the Mark “OTravel” and to any derivations thereof (collectively, the “OTravel Mark”), and (ii) any other Mark with the letter “O” as the first letter of the Mark (including “Overstock.com” and any derivations thereof (collectively, “O Marks”), other than any Mark with “O” being the first letter of a the Mark as a word in its standard usage, are exclusively owned by Seller, and that neither the Company nor Buyer has or shall acquire pursuant to this Agreement any rights whatsoever to the OTravel Mark or any O Mark other than as set forth in the License Agreement.  Notwithstanding the foregoing, Seller and its Affiliates (including any company or other entity controlled by or under common control with Seller (whether currently existing or hereafter acquired or formed)) shall not, directly or indirectly, use or otherwise exploit, or permit any other Person to use or otherwise exploit (whether as principal, agent, partner, shareholder, or otherwise, whether alone or in association with any other Person) the OTravel Mark in any manner whatsoever (the “Use Restriction”) during the period of five (5) years from and after Closing.  Seller agrees to that as a condition to the sale, assignment, or other transfer of the O Marks by Seller to any Person (including in connection with the sale of all or substantially all of Seller’s assets or stock) that such Person will agree in writing to be bound by the restriction above and the terms and conditions of the License Agreement, unless a Use Payment has been made pursuant to Section 6.4. For the avoidance of doubt, nothing in this Agreement shall be deemed to prohibit or otherwise restrict Buyer or the Company (or their respective Affiliates or licensees) from using in a Mark or otherwise the word “travel” or any word beginning with the letter “O”, except in connection with (x) the word “overstock” or any derivations thereof or (y) the words “otravel”, “ocruise” or (z) other words with the letter “O” as the first letter of the word where “O” is used in the word in manner other than in its standard usage.

Article IX
Miscellaneous

9.1.  Press Release and Announcements.  None of the parties hereto nor any of their respective representatives shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, any such public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the party required to make such public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such public announcement before the same is made.

9.2.  Remedies.  Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws; provided, however, that the indemnity obligations under Article VII shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant (other than for a claim of fraud or intentional misrepresentation).  All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.  One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

9.3.  Consent to Amendments; Waivers.  This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and Seller.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

9.4.  Successors and Assigns.  This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Seller; provided, that Buyer and the Company may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, any Person which provides financing to the Company, Buyer or any of their respective Affiliates, and any subsequent Buyer of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise), provided further that the Seller may assign this Agreement and its rights hereunder without regard to (or compliance with) the requirements of this Section 9.4, to any Person which provides financing to the Seller, or any of its Affiliates, and any subsequent successor by merger or acquisition to Seller (whether by merger, consolidation, sale of stock, sale of assets or otherwise.

9.5.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.6. Counterparts.  This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

9.7. Descriptive Headings; Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The use of the word “including” herein shall mean “including without limitation.”

9.8. Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, without limitation, the letter of intent dated February 21, 2007, between the Company and Kinderhook Industries, LLC, as such letter may have been amended.

9.9. No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

9.10. Schedules and Exhibits.  All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.11. Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Utah without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.  In furtherance of the foregoing, the internal law of the State of Utah shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.12. Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.13. Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the parties irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 9.14, such service to become effective 10 days after such mailing.

9.14. Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to Buyer, Seller and the Company at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

the Company (following the Closing):

OTravel.com, Inc.
6350 South 3000 East
Salt Lake City, Utah  84121
Attn:
Facsimile No.:

Facsimile No.:

with a copy to (which shall not constitute notice to the Company):

Kinderhook Industries, LLC
888 Seventh Avenue, 16th Floor
New York, NY  10106
Attn:  Corwynne Carruthers
Facsimile No.:  (212) 201-6790

and

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attn:  Brian Raftery
Facsimile No.:  (212) 446-4900

Seller:

Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, Utah  84121
Attn:  Senior Vice President, Finance and General Counsel
Facsimile No.  (801) 947-3144

with a copy to (which shall not constitute notice to Seller):

Bracewell & Giuliani LLP
111 Congress, Suite 2300
Austin, Texas  78701
Attn:  Thomas W. Adkins
Facsimile No,:  (512) 542-2122

Buyer:

Castles Travel, Inc.
888 Seventh Avenue, 16th Floor
New York, NY  10106
Attn:  Corwynne Carruthers
Facsimile No.:  (212) 201-6790

with a copy to (which shall not constitute notice to Buyer):

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attn:  Brian Raftery
Facsimile No.:  (212) 446-4900

9.15. No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

9.16. Specific Performance.  Seller acknowledges that the Company, its business and operations are unique, and recognizes and affirms that in the event of a breach of this Agreement by Seller, monetary damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, in the event of any such breach, Buyer and/or successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and Seller’s obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of proving actual damages or posting any bond or other security.

*     *     *      *     *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

OVERSTOCK.COM, INC.
By: __________________________________
Name:
Title:
OTRAVEL.COM, INC.
By: __________________________________
Name:
Title:
CASTLES TRAVEL, INC.
By: __________________________________
Name:
Title: